                                                                  Exhibit (b)(6)


                        PW REAL ESTATE INVESTMENTS INC.
                          1285 Avenue of the Americas
                            New York, New York 10019

                                               September 19, 2000

Radiant Partners, LLC
551 Fifth Avenue
Suite 1416
New York, New York 10017

Attention:  Mr. Daniel Friedman

           Re: First Mortgage Loan - 3rd Street, Two Rivers and 5th & Marshall
               ---------------------------------------------------------------

Dear Mr. Friedman:

     PW Real Estate Investments Inc. ("Lender") is pleased to present the terms and conditions of its commitment to make a mortgage loan to be secured by three properties, as described below (the "Mortgage Loan") to Radiant Partners, LLC, Daniel Friedman, Anne Zahner and David Schonberger (collectively, the "Client"). Upon the Client's acceptance of these terms and conditions in the manner provided below, this letter (this "Commitment Letter") will serve as Lender's commitment to provide the loan and the Client's obligation to accept the loan, subject to and in accordance with the following.

Borrower:                A to be formed single purpose, bankruptcy-remote entity
                         acceptable to Lender and owned and controlled by the Client and the providers of equity financing referred to below.

Lender: PW Real Estate Investments Inc. or its successors or assigns.

Property
Description:             The Mortgage Loan will be secured by the following
                         properties (each, a "Property"): (i) certain real property located at 303 West Superior Avenue in the city of Cleveland, Ohio, consisting of a parking area;
                         (ii) certain real property located at 668 North
                         Riverside Drive in the city of Clarksville, Tennessee, on which is situated an office building commonly known as the Two Rivers Business Center; and (iii) certain real property located at 500 East Marshall Street in the city of Richmond, Virginia, on which is situated a parking garage (together with all fixtures, equipment and articles of personal property affixed to or used in the management, maintenance and operation of such Property, the "Third Street Property," the "Two

                         Rivers Property" and the "5th & Marshall Property," respectively).

Mortgage Loan
Amount: $7.70 million, subject to the terms and conditions set forth in this Commitment Letter (including, without limitation, Lender's rights to modify and reallocate the mortgage debt and the mezzanine debt as set forth below under the caption "Lender's Right to Restructure Loans"). The aggregate principal amount of the Mortgage Loan is allocable to the Properties as follows: (i) $1.40 million is allocable to the Third Street Property; (ii) $1.50 million is allocable to the Two Rivers Property; and (iii) $4.80 million is allocable to the 5th & Marshall Property (each amount, such Property's "Allocated Loan Amount"). The Allocated Loan Amounts will be adjusted ratably in the event of a Balance Transfer (as defined below).

                         Lender's commitment to make a first mortgage loan in such amount is subject to: (i) a Debt Service Coverage Ratio (as defined below) of 1.70x, and (ii) a maximum LTV Ratio (as defined below) of 55%. If the Debt Service Coverage Ratio and the LTV Ratio set forth above are not maintained as of the date on which the Mortgage Loan is to close, Lender will have the right to reduce the Mortgage Loan amount, modify the interest rate or refuse to close the Mortgage Loan.

                         For purposes of this Commitment Letter, (i) "Debt Service Coverage Ratio" will be calculated by dividing aggregate underwritten net operating income (on a trailing 12-month basis) of the Properties by the annual debt service payable on the Mortgage Loan, based upon a constant interest rate of 11.33%; and (ii) "LTV Ratio" means the ratio of the amount of the Mortgage Loan to the sum of the Fair Market Values (as defined below) of the Properties. "Fair Market Value" means fair market value as determined by an MAI appraiser and reviewed and approved by Lender in its sole discretion. With respect to Borrower's exercise of the extension options described below, Lender may, at Lender's option, require an MAI appraisal.

Use of Funds:            Unless otherwise approved by Lender, Borrower shall use
                         the proceeds of the Mortgage Loan solely for the purchase of, or repayment of existing debt encumbering, the Properties, and for the payment of costs incurred in connection with this transaction and other costs and expenses.

Term: The Mortgage Loan will mature three years from the date of origination, subject to Borrower's right to extend the term for two additional consecutive one-year periods upon satisfaction of the Extension Conditions described below. As used in this Commitment Letter, "Term" refers to the initial three-year term and any such extension thereof.

Extension  Conditions:   Each one-year extension option will be conditioned upon
                         satisfaction at the time of the extension of the following conditions (the "Extension Conditions"): (i) neither an event of default under the Mortgage Loan or the Mezzanine Loan, nor an event that with the giving of notice or the passage of time or both would constitute an event of default under the Mortgage Loan or the Mezzanine Loan, then exists or is then imminent;
                         (ii) Borrower requests the extension no later than 60 days and no earlier than 120 days prior to the originally scheduled maturity date or the final day of the first one-year extension term, as applicable; (iii) the LTV Ratio, as determined by Lender, is no greater than 50%; (iv) the Debt Service Coverage Ratio, calculated as set forth above, is at least 1.75x; (v)
                         Borrower executes and delivers to Lender a certificate remaking all of Borrower's closing representations and warranties as of the date of the extension; and (vi)
                         Borrower pays to Lender an extension fee equal to .5% of the then outstanding principal amount of the Mortgage Loan.

Interest Rate:           The Mortgage Loan will bear interest at a rate equal,
                         from time to time, to the 30-day LIBOR rate plus 250 basis points (the "Initial Floating Rate"); provided that Lender may reduce the interest rate in connection with a Balance Transfer as set forth below under the caption "Lender's Right to Restructure Loans."

Interest Rate
Protection:              Borrower shall purchase a 30-day LIBOR interest rate
                         cap with a strike price of 8.33%. Such interest rate cap shall be for the full Term and with respect to the full amount of the Mortgage Loan, and shall be pledged to Lender as additional collateral for the Mortgage
                         Loan. The interest rate cap shall be purchased from an entity having a "AAA" rating from Standard & Poor's
                         Rating Group and shall otherwise be on terms and conditions satisfactory to Lender. If the interest rate cap is purchased from Lender, Lender shall charge a market rate therefor.

Interest Computation:    Interest on the Mortgage Loan will be computed on the
                         basis of a 360-day year and charged on the basis of the actual number of days in any month or interest period.

Lender's Right to
Restructure
Loans: Lender and the Client have entered into a commitment letter dated July 5, 2000 , as amended by that certain first amendment to the commitment letter dated as of the date hereof (as so amended, the "Mezzanine Commitment Letter") under which Lender has agreed, subject to the terms and conditions set forth therein, to provide mezzanine financing (the "Mezzanine Loan") to a newly formed company ("Newco") owned and controlled by the Client and certain parties that will provide equity investments for the Client's acquisition of a portfolio of real estate assets, including the Property, from First Union Real Estate Equity and Mortgage Investments (the "FUR Transaction"). The Mezzanine Loan will be secured by, among other things, Newco's direct and indirect equity interest in Borrower.

                         The Client acknowledges that Lender may wish to sell or securitize all or part of the Mortgage Loan in a private placement, Euronote, syndication, participation or other offering (an "Offering"), which may be accomplished through the issuance of pass-through certificates evidencing or securing the Mortgage Loan. If necessary or advisable in order to facilitate an Offering, as determined by Lender, Lender may transfer, in one or more transactions before or after closing of the Mortgage Loan, up to $500,000 of the principal amount of the Mortgage Loan to the principal balance of the Mezzanine Loan (a "Balance Transfer"); provided that any such Balance Transfer will not materially adversely affect or diminish the rights, obligations or liabilities of Borrower or otherwise alter the financial terms of the transaction between Borrower and Lender, in either case as set forth herein and in the Mortgage Loan Documents (as defined below). In connection with each Balance Transfer, Lender shall set the rate of interest payable on the portion of the Mortgage Loan that is transferred (the "Transferred Principal") at either (i) 15% per annum (the "Mezzanine Rate"), or (ii) the Initial Floating Rate as of the Closing Date. Upon any Balance Transfer in which Lender elects to have any portion of Transferred Principal accrue interest at the Mezzanine Rate, the interest payable on the then remaining untransferred principal balance of the Mortgage Loan (the "Untransferred Principal") shall be adjusted downward as set forth in
                         Schedule I attached to this Commitment Letter (such interest rate, the "Adjusted Floating Rate") so that the combined weighted average interest rate on the aggregate Transferred Principal and Untransferred Principal shall be the same as if no such Balance Transfer had occurred.

                         Lender may also (i) split the Mortgage Loan into two or more loans evidenced by separate sets of notes and secured by separate sets of other related Mortgage Loan Documents, or (ii) divide the Mortgage Loan into multiple components, in either case to the full extent required by Lender to facilitate an Offering; provided that any such splitting or division of the Mortgage Loan will not materially adversely affect or diminish the rights, obligations or liabilities of Borrower or otherwise alter the financial terms of the transaction between Borrower and Lender, in either case as set forth herein and in the Mortgage Loan Documents. Borrower shall not be required to incur any third-party out-of-pocket costs and expenses, other than legal fees and expenses, in connection with any such modification or severance.

Payments:                Borrower shall make monthly interest payments and
                         payments of escrows and reserves on the 1st day of each month, in arrears, in respect of the period ending on the day immediately preceding the payment date.

Prepayment:              The Mortgage Loan may be repaid in whole or in part, on
                         any interest payment date, or on any other date upon 30 days' prior written notice and payment to Lender of any LIBOR breakage fee, in either case, upon payment of the fee set forth below under the caption "Repayment Fee," and one or more of the Properties, as the case may be, may be released from the lien of the mortgage thereon, subject to satisfaction of conditions to be set forth in the Mortgage Loan Documents, including, where applicable, payment of the amount described below under the caption "Release." If an Offering has occurred and Borrower prepays the Mortgage Loan on a date other than an interest payment date as provided above, Borrower shall pay to Lender, in addition to the LIBOR breakage fee and exit fee, interest on the then outstanding principal amount of the Mortgage Loan through the end of the interest period in which such prepayment is made.

Release: Borrower may obtain a release of a Property from the lien of the mortgage thereon, subject to satisfaction of customary release conditions, including without limitation the following: (i) as of the date of release, no monetary or material non-monetary event of default under the Mortgage Loan Documents has occurred and is continuing; and (ii) Borrower pays to Lender an amount equal to the greater of (A) the amount necessary to cause the Debt Service Coverage Ratio after giving effect to the release and prepayment to be equal to the greater of the Debt Service Coverage Ratio at origination of the Mortgage Loan and the Debt Service Coverage Ratio immediately prior to such release and prepayment, and (B) an amount equal to 125% of the Allocated Loan Amount for the Property being released.

Default Interest
Rate: A rate equal to the sum of (i) the Initial Floating Rate or the Adjusted Floating Rate, as applicable, plus
                         (ii) 500 basis points.

Repayment
Fee: Upon any full or partial repayment of the principal amount of the Mortgage Loan, whether at the end of the initial three-year term or prior thereto as provided above under the caption "Prepayment," Borrower shall pay to Lender a repayment fee in an amount equal to .75% of the principal amount of the Mortgage Loan then being repaid.

Security:                The Mortgage will be evidenced by a promissory note
                         made by Borrower in favor of Lender (the "Note"). The
                         Note will be secured by (i) for each Property, a first mortgage and security agreement or its equivalent on Borrower's fee simple estate in the Property (the
                         "Mortgages"), (ii) a first priority assignment of all leases, rents, issues and profits with respect to each Property (the "Assignment of Leases"), and (iii) a first priority and perfected security interest in all personal property, licenses, permits, contract rights, general intangibles and other assets of Borrower used in connection with the operation, maintenance and management of each Property (including, without limitation, the interest rate cap). The Mortgages will constitute valid first liens on the good and marketable title to the Properties, subject to no other liens or encumbrances. At closing, title to each Property shall be subject only to such exceptions as shall be approved by Lender and its counsel, and shall be free of any mechanics' or materialmen's liens or special assessments for work completed or under construction on the date of closing.

Non-Recourse:            The Mortgage Loan will be non-recourse to Borrower and
                         the Client, except with respect to fraud, misapplication of funds, unlawful acts and intentional misrepresentation. Borrower and certain of its beneficial owners (including the Client) will also have liability with respect to any unauthorized transfer or pledge of any Property or other security for the Mortgages. In addition, Borrower and certain of its beneficial owners (including Radiant Partners, LLC will have liability with respect to certain environmental issues. Daniel Friedman, Anne Zahner and
                         David Schonberger will not have any personal liability for environmental issues, other than for any gross negligence or willful misconduct by them with respect to environmental issues; provided that Borrower and certain of its beneficial owners (including the Client) will assign to Lender all of their respective rights under any environmental insurance. Guaranties of non-recourse carve-outs will be required from the Client or other guarantors acceptable to Lender
                         (collectively, "Guarantors"). Guarantors shall also indemnify Lender for actual third-party out-of-pocket losses, liabilities, claims or costs by reason of (i) a voluntary bankruptcy filing by Borrower, or involuntary bankruptcy commenced or actively solicited by a controlling or controlled affiliate of Borrower or by any principal of Borrower or such controlling or controlled affiliate, (ii) intentional violation of the covenants in the Mortgage Loan Documents requiring single purpose, bankruptcy remote status of Borrower, or (iii) voluntary transfer of any Property or direct or indirect ownership interests in the Properties in violation of the Mortgage Loan Documents. The parent entity owning the interests in Borrower will act as a Guarantor of the non-recourse carve-outs and out-of-pocket third party costs and liabilities described above under a separate "Parent Guaranty."

Escrows & Ongoing
Reserves:                Tenant Reserves. The security for the Mortgage Loan
                         will include cash reserves equaling all anticipated
                         Property tenant improvements, leasing commissions and capital expenditures for the initial three-year term, as determined by Lender. Upon any extension of the term of the Mortgage Loan as provided above, Borrower shall continue to maintain such reserves during the extension term in such amounts as may be required by Lender in its sole discretion. The reserves will be held by Lender in an interest-bearing account with all interest credited monthly to the Lock-box (as defined below) and will be released during the Term for approved funding of Property tenant improvements, leasing commissions and capital expenditures.

                         Deferred Maintenance. A reserve will be established for up-front deferred maintenance and environmental matters in an amount equal to 125% of the costs and expenses associated therewith, as estimated in the third-party reports obtained by Lender as part of its due diligence review or as otherwise determined by Lender in its sole discretion. Upon any extension of the term of the Mortgage Loan as provided above, Borrower shall continue to maintain such reserve during the extension term in such amount as may be required by Lender in its sole discretion.

                         Taxes & Insurance. A reserve in an interest-bearing account will be established at closing and funded monthly at 1/12th the annual amount estimated for taxes and insurance. All taxes due within 60 days of closing shall be paid at closing.

                         Capital Reserves. Up-front reserves for the initial three-year term in interest-bearing accounts (with all interest credited monthly to the Lock-box) will also be established for ongoing capital replacements and repairs and anticipated lease rollover costs, in an amount to be determined by Lender. Upon any extension of the term of the Mortgage Loan as provided above, Borrower shall continue to maintain such reserves during the extension term in such amounts as may be required by Lender in its sole discretion.

                         Net Cash Flow Reserve Account. If at any time during the Term the Debt Service Coverage Ratio falls below 1.35x, all net cash flow from the Properties after payment of debt service, operating expenses and funding of the security accounts will be collected and held in a reserve account (such occurrence, a "Net Cash Flow Sweep"). Funds will be released from such reserve when the Debt Service Coverage Ratio again equals or exceeds 1.35x.

Lock-box:                A lock-box (the "Lock-box") will be established on
                         terms reasonably acceptable to Lender. Until the occurrence of either (i) a monetary or a material non-monetary event of default under the Mortgage Loan
                         Documents, or (ii) a Net Cash Flow Sweep, Borrower will have the right to use excess income from the Lock-box, other than income payable to Lender and other parties under this Commitment Letter and the Mortgage Loan
                         Documents.

Subordinate
Financing/
Transferability:         Except for the Mezzanine Loan, no subordinate financing
                         affecting the Properties or the direct or indirect beneficial interests in Borrower will be permitted, and no interest in Borrower may be pledged or encumbered as collateral for any financing or other obligation. The
                         Properties may not be sold or transferred without the consent of Lender. Any transfer of an ownership interest in Borrower or in any holder of any interest in Borrower will be deemed a sale or transfer of the Properties; provided that the following transfers may be made without Lender's prior consent and without payment of any assumption fee, upon the satisfaction of certain conditions as specifically set forth in the Mortgage Loan Documents: (i) transfer(s) that singly or in the aggregate (A) do not result in a change of control of the subject entity and (B) consist of a transfer of a non-controlling interest (e.g., a limited partnership interest or a non-managing member interest in the subject entity) representing in the aggregate
                         49% or less of the economic interest in the subject entity; and (ii) transfer(s) singly or in the aggregate of a non-controlling interest in the subject entity representing in the aggregate 49% or less of the economic interest in the subject entity, made by individual interest holders to members of their immediate families for estate planning purposes for the benefit of such interest holders. Lender, in its sole discretion, has the right to deny consent to any transfer that will occur at any time within 60 days before or after the closing or the proposed closing of an Offering.

Subordination:           All entities related to Borrower will agree to
                         subordinate any fees or other payments owing from Borrower, including, without limitation, management fees and expenses, to the payments due under the Mortgage Loan and to the lien of the Mortgages and other security interests held by Lender.

Cross-Default/
Cross-
Collateralization:       The Mortgage Loan will be cross-defaulted with other
                         financings as follows (the "Cross-Default Provisions"):

                         o any default beyond applicable notice and cure periods, if any, by Newco under the Mezzanine Loan will constitute an event of default under the Mortgage Loan;

                         o any default beyond applicable notice and cure periods, if any, by a borrower owned and controlled directly or indirectly by the Client and the Client's equity partners under any first mortgage loan made to such borrower by Lender and secured by one or more properties acquired by the Client in the FUR Transaction (any such loan, a "FUR Property Loan"), will constitute an event of default under the Mortgage Loan; and

                         o any default beyond applicable notice and cure periods, if any, by Borrower under the Mortgage Loan will constitute an event of default under the Mezzanine Loan and under any FUR Property Loan.

                         The Mortgage Loan will be cross-collateralized with other financings as follows (the "Cross-
                         Collateralization Provisions"):

                         o the security for the Mezzanine Loan will constitute additional security for the Mortgage Loan;

                         o the security for any FUR Property Loan will constitute additional security for the Mortgage Loan; and

                         o the security for the Mortgage Loan will constitute additional security for the Mezzanine Loan and for any FUR Property Loan.

                         Lender may at any time in its discretion revoke any or all of the Cross-Default Provisions and/or the Cross-Collateralization Provisions and declare such provisions of no further force and effect.

Post Closing
Reporting
Requirements:            During the Term, Borrower shall furnish such
                         information with respect to each Property as required under the Mortgage Loan Documents, including, without limitation, the following:

                         o a rent roll and physical occupancy statement dated as of the last day of each calendar month;

                         o monthly and year-to-date operating statements at the end of each calendar month; and

                         o an annual statement of Borrower's financial condition, including a balance sheet and profit and loss statement audited by a certified public accountant acceptable to Lender.

                         All of the above statements shall be certified by Borrower. Borrower will be liable for additional fees and expenses in the event that Borrower fails to provide any of the financial statements or information required above within 30 days after the date upon which such items are due to Lender.

Required Insurance:      Borrower shall maintain the amounts and types of
                         insurance coverage on each Property described below.
                         Such policies shall be issued by insurers that are licensed to do business in the state in which the Property is located, receive a rating of "A:XII" or better in the current Best's Insurance Reports and have a claims paying ability rating of "A" or better by Standard & Poor's Rating Group.

                         o An All-Risk policy in an amount equal to the full replacement cost (without deduction for depreciation) of the Property and a sufficient amount that the insurer would not deem Borrower a co-insurer under said policy.

                         o Public Liability Insurance, $5,000,000 per occurrence and $25,000,000 in the aggregate.

                         o Rent/Business Interruption Insurance in an amount equal to the greater of gross revenues for 24 months or 24 months of operating expenses including debt service.

                         o Flood Insurance if the Property is in a special flood hazard zone (or proof satisfactory to Lender that the Property does not lie within the boundaries of a special flood hazard zone).

                         o Earthquake Insurance if the Property is located in a seismic zone of three or greater, and the seismic report shows a Probable Maximum Loss of 20% or greater.

                         o Wind Damage Insurance if the Property is located within 15 miles from a coastline.

                         o Such other insurance as may be reasonably required by Lender in order to protect its interest.

                         All such policies shall satisfy Lender's criteria for insurance and provide full extended coverage, naming Lender and its successors and/or assigns as first mortgagee or otherwise covering Lender's interest in the Property in a manner satisfactory to Lender. No financing of insurance premiums will be permitted. Premiums due under all current policies insuring all or any part of any Property must be paid in full at or before the closing of the Mortgage Loan.

Single Purpose
Entity: Borrower shall be structured as a bankruptcy remote entity with an outside director or special manager, as the case may be, and the structure of Borrower shall be satisfactory to Lender and meet the requirements of the rating agencies. Borrower shall have limited purpose provisions ("Limited Purpose Provisions") in its constituent documents satisfactory to Lender, including provisions restricting Borrower's business activities solely to ownership and operation of the Properties and prohibiting Borrower from incurring debt other than the Mortgage Loan and trade payables incurred in the ordinary course of business which may not at any time be more than 30 days in arrears (which prohibition shall include loans from Borrower's partners, members or shareholders). Borrower's constituent documents shall also include provisions ("Transfer Provisions") satisfactory to Lender, prohibiting certain direct or indirect transfers of equity interests in Borrower or of Borrower's assets. The Limited Purpose Provisions and Transfer Provisions may not be amended without Lender's consent, which Lender may provide or withhold in its sole and absolute discretion. Provisions in Borrower's constituent documents, other than the Limited Purpose Provisions and Transfer Provisions, may not be amended without Lender's consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Conditions to
Lender's
Obligation to Close:     Lender's obligation to fund the Mortgage Loan
                         contemplated hereby is conditioned upon the occurrence of each of the following:

                         Loan Documents. The Mortgage Loan Documents have been executed and delivered by the Client and/or Borrower, as applicable, and are satisfactory in form and substance to Lender in its sole and absolute discretion. "Mortgage Loan Documents" means the Note, Mortgages and Assignment of Leases as described above, an environmental and hazardous substance indemnification agreement, a guaranty of recourse obligations, a borrower's certificate setting forth various factual matters regarding the Mortgage Loan and the Properties, and such other documents required by Lender in connection with the Mortgage Loan.

                         Payment of Fees. The Client has paid all fees and other amounts due pursuant to that certain letter dated of even date herewith between the Client and Lender (the "Fee Letter").

                         Interest Rate Cap. The Client shall have obtained an interest rate cap as provided in this Commitment under the caption "Interest Rate Protection."

                         Closing of Mezzanine Loan. Either (i) Lender and the Client have closed (or will close simultaneously with the closing of the Mortgage Loan) the Mezzanine Loan in accordance with the Mezzanine Commitment Letter, or
                         (ii) the Client has terminated the Mezzanine Commitment Letter in accordance with the section thereof captioned "Breakup" and has paid all applicable fees to Lender, including, without limitation, the "Additional Commitment Fees" payable to Lender under that certain fee letter dated July 5, 2000, as amended by that certain first amendment to the fee letter dated as of the date hereof (the "Mezzanine Fee Letter") between Lender and the Client and relating to the Mezzanine Loan; provided that the failure of the Mezzanine Loan to close will not relieve Lender of its obligations hereunder if such failure is due solely to a default by Lender under this Commitment Letter or the Mezzanine Commitment Letter.

                         Structure of Borrower. Lender has approved, in its sole and absolute discretion, the identity, composition and structure of Borrower and its direct and indirect owners.

                         Credit Underwriting; Due Diligence. Lender has completed a satisfactory due diligence review of all matters that Lender considers relevant to the Mortgage Loan, and Lender is satisfied with the creditworthiness of the Mortgage Loan and the Properties. Lender will perform a credit underwriting of the Mortgage Loan, which will include among other things an environmental review, engineering reports, title reports, appraisal reports, site inspections, NOI audit, review of the reserves necessary for capital expenditures and a full legal documentation review. The scope and methodology of the appraisals, reports and reviews referred to above shall be in form and substance satisfactory to Lender in all respects, and the results of all credit underwriting and due diligence will be subject to Lender's complete satisfaction in its sole and absolute discretion. The Client agrees to reasonably cooperate in any site inspections or other due diligence at Lender's request. Lender will endeavor to provide the Client with the results of its environmental review and engineering review by September 30, 2000.

                         Consents. The Client has obtained all consents necessary to effect the transactions contemplated by this Commitment Letter.

                         Approval of Leases. Lender shall have approved all existing leases and all leases executed between the date of execution of this Commitment Letter and the closing of the Mortgage Loan. During the term of the Mortgage Loan, all renewals of leases and all proposed leases shall provide for rental rates comparable to existing local market rates and shall be arms-length transactions. After the closing of the Mortgage Loan, Borrower shall submit to Lender for approval prior to execution all leases proposed to be entered into by Borrower with respect to any portion of any Property; provided that Lender's consent shall not be required for a Minor Lease (as defined below) entered into in an arms length transaction on market rate terms. For purposes of this Section of this Commitment Letter, "Minor Lease" means a lease for less than 5,000 square feet having a term of less than 10 years, and otherwise on then prevailing market terms and conditions.

                         No Related Default. The Client is not in default under the Fee Letter, the Mezzanine Commitment Letter, the Mezzanine Fee Letter or under any other fee letter or indemnification agreement of which Lender is the beneficiary.

                         Absence of Material Adverse Change and Other Events. None of the following circumstances have arisen and continue to exist on the date of closing:

                         o Except as may be otherwise expressly provided in this Commitment Letter, any material adverse change in the income and expenses of any Property, the occupancy leases and rent roll, or any other features of the transaction as represented in this Commitment Letter or in any other documents or communications presented to Lender in order to induce Lender to make the Mortgage Loan.

                         o Any damage to all or part of any Property that has not been repaired to Lender's satisfaction, any taking in condemnation or similar proceeding of all or part of any Property or commencement of any such proceeding affecting all or part of any Property, or any structural change in the physical condition of any portion of any Property.

                         o Any bankruptcy, reorganization or insolvency proceeding involving (i) Borrower or any partner, member, principal shareholder or officer of Borrower, or (ii) any tenant under any lease deemed by Lender to be material to Lender's security or any guarantor of any such lease.

                         o Any default by Borrower or any affiliate of Borrower in its obligations under any instruments evidencing, securing or guaranteeing another loan of Borrower or such affiliate.

                         o Discovery of any asbestos, toxic waste, or other hazardous substance has been discovered on any Property, including without limitation any such discovery giving rise to the need for a Phase II environmental investigation.

                         o A determination by Lender that conditions exist in the capital markets that would adversely affect Lender's ability to implement an Offering in which it would receive a price at least equal to par; provided that Lender shall give Borrower the option to reduce the Mortgage Loan amount to enable Lender to achieve a price at least equal to par.

                         o Any delinquency in payment of real estate taxes and assessments affecting any Property or imposition of mechanics', materialmen's or other liens against any Property.

                         Borrower Deliveries. Lender has received, at Borrower's sole cost and expense, each of the following items:

                         o A 1992 ALTA Loan Policy having a liability limit of not less than the principal amount of the Mortgage Loan and insuring Lender's first lien on title to the Properties, issued in such forms and amounts, and by such title insurance company, as shall be satisfactory to Lender. The title insurance policy shall be subject only to such exceptions as shall be approved by, and shall contain such endorsements (including without limitation "tie-in" endorsements) as may be required by, Lender's counsel.

                         o A current title survey of each Property by a licensed or registered land surveyor acceptable to Lender, certified to Lender and its successors and assigns and to the title insurance company, showing a state of facts in form, scope and substance acceptable to Lender. Each title survey shall be prepared in accordance with the 1997 Minimum Standard Detail Requirements for ALTA/ACSM Land Title. The surveys should meet the classification of an "Urban Survey" and the following additional items from the list of "Optional Survey Responsibilities and Specifications" (Table A) should be added to each survey: 2, 3, 4, 6, 7(a), 7(b), 8, 9, 10, 11 and
                              13. The survey certifications shall be in form, scope and substance satisfactory to Lender.

                         o Appropriate opinions of Borrower's counsel satisfactory in form, scope and substance to Lender and Lender's counsel, covering such matters as specified by Lender, including without limitation (i) the fact that the Mortgage Loan Documents have been duly authorized, executed and delivered by Borrower, are valid and binding upon Borrower, and are enforceable in accordance with their terms, (ii) the due formation and organization of Borrower, (iii) non-consolidation (covering Borrower's parent entities and such other Borrower affiliates or related parties as Lender may deem necessary in its sole discretion),
                              (iv) the legality of the Mortgage Loan under usury and other applicable laws, and (v) such other matters as may be required by Lender or its counsel.

                         o Certified copies of Borrower's constituent documents and resolutions or equivalent documents in form satisfactory to Lender and its counsel evidencing Borrower's authority to enter into the Mortgage Loan.

                         o A certificate of Borrower stating that (i) no material changes have occurred, and (ii) to the best of Borrower's knowledge, (A) there are no material pending or threatened lawsuits, claims, criminal proceedings against Borrower and/or its principal interest holders, (B) neither Borrower nor its principal interest holders are the subject of any pending or anticipated bankruptcy or insolvency proceedings, and (B) no tenant leasing greater than 20% of the rentable area of any Property has any intention to vacate the premises and/or cease the payment of rent under its lease.

                         o Evidence, in form and substance satisfactory to Lender's counsel, confirming that the improvements on each Property and the use thereof are in full compliance with the applicable zoning, subdivision, building, environmental protection, toxic waste, asbestos and all other applicable federal, state or local laws and ordinances, and all rules, regulations and requirements of any and all governmental or quasi-governmental authorities having jurisdiction over the Property with respect to the foregoing. Such evidence shall include any and all certificates, licenses, permits, approvals or consents relating to operation of the Property and, if required by Lender's counsel, an opinion of Borrower's counsel, architect or other company approved by Lender in writing, as to the foregoing, including certificates of occupancy or their legal equivalents permitting the use and occupancy of the Property for the then present use and the use contemplated in this Commitment Letter. Such evidence shall be based on the ownership of the Property without reference to easements or other interest in real property.

                         o If the leases affecting any Property are to be written on a standard form of lease, a copy of such standard form of lease, which shall be approved by Lender. No material changes may be made to the approved form of lease without Lender's prior written approval.

                         o At Lender's request, certified copies of all licenses and permits relating to Borrower and the operation of each Property, any property management agreement and any third party service agreements affecting any Property, and such other due diligence materials as may be required by Lender.

                         o With respect to the Two Rivers Property, estoppel certificates in form and substance satisfactory to Lender from (1) all Major Tenants (as defined below), (ii) tenants representing at least 90% of the rentable and occupied square feet occupied by tenants occupying at least 5,000 square feet but less than 10,000 square feet of rentable space at the Property, and (iii) tenants representing at least 80% of the rentable and occupied square feet occupied by tenants occupying less than 5,000 square feet of rentable space at the Property. Borrower shall provide such estoppel certificates from time to time during the Term at Lender's request but no more often than twice during any calendar year unless and until an event of default under the Mortgage Loan Documents shall have occurred. For purposes of this Section of this Commitment Letter, "Major Tenant" means a tenant occupying at least 10,000 square feet of rentable space at the Property pursuant to one or more leases.

                         o With respect to the Third Street Property and the 5th & Marshall Property, an estoppel certificate in form and substance satisfactory to Lender from any operator or lessee that occupies the Property for the purpose of operating the parking facilities located at such Property. Borrower shall provide such estoppel certificates from time to time during the Term at Lender's request.

                         o All mortgage and title documents executed and delivered in connection with the Mortgage Loan and all required evidence of compliance with all applicable laws and regulations, in form, scope and substance satisfactory to Lender's counsel.

                         o Any additional due diligence, documentation or other information which Lender or Lender's counsel may require, in form and substance acceptable to Lender and its counsel.

Brokers: It is understood and agreed that Lender will be under no obligation to pay any brokerage commission or fee of any kind with respect to this Commitment Letter and that by acceptance of this Commitment Letter, the Client agrees to pay the fee and commission of any broker and to indemnify, save harmless and defend Lender from and against any and all claims for brokers' or finders' fees and commissions in connection with the negotiations, execution and consummation of the Mortgage Loan and this Commitment Letter, such indemnity to include Lender's attorneys' fees.

Costs: Borrower shall pay all costs and expenses in connection with the Mortgage Loan including, without limitation, fees and disbursements incurred in connection with preparation and delivery of releases from the liens of the Mortgages, mortgage and other document recording taxes and other charges, appraisal fees, engineering and environmental fees, title insurance premiums and survey charges. In addition, the Client shall promptly pay and shall cause Borrower to promptly pay to Lender upon request all out-of-pocket expenses incurred by Lender and its affiliates in connection with the underwriting, documenting and closing of the Mortgage Loan, including, without limitation, the fees and disbursements of legal counsel (including counsel in the states in which the Properties are located if retained by Lender for purposes of this transaction), accountants, environmental experts, engineers, appraisers, due diligence contractors, other due diligence expenses, title insurance premiums and costs, fees and costs of ratings agencies, and travel expenses.

                         The Client shall execute and deliver a separate expense letter under which the Client will agree to pay the costs and expenses described above. In addition, Lender may charge such costs and expenses against that certain "Account" established in connection with the Mezzanine Loan and described in the Mezzanine Commitment Letter under the caption "Reimbursement of Expenses."

                         The Client's and Borrower's obligations to pay the costs and expenses of Lender set forth in this Commitment Letter are separate obligations that are in addition to, and are not included in, the fees payable by the Client under the Fee Letter. To the extent incurred, the Client and Borrower shall pay such costs and expenses regardless of whether the Mortgage Loan is funded.

Publicity:               In the event the Mortgage Loan contemplated herein is
                         made, Lender shall have the right to issue press releases, advertisements and other promotional materials describing Lender's participation in the origination of the Mortgage Loan or the Mortgage
                         Loan's inclusion in any Offering.

Confidentiality:         Except as otherwise required by law and until the
                         closing of the Mortgage Loan, Lender and the Client shall treat as confidential the contents, terms and existence of this Commitment Letter and the transactions contemplated hereby; provided that Lender, Borrower and the Client may disclose such information to their investors (including their beneficial owners), potential investors, employees, agents, attorneys, accountants and other experts who require such information in order to effectuate such transaction and, in the case of Lender, to any rating agency, to parties in connection with any Offering, or to any persons as otherwise required in order to effectuate the transaction contemplated by, or to enforce any of Lender's rights under, this Commitment Letter. The disclosure permitted in this Section is permitted only to the extent an investor, potential investor, employee, agent, attorney, accountant or other expert, rating agency or other party receiving such information shall agree to be bound by this confidentiality provision prior to the disclosure of information to such party.

Cooperation in Event
Of an Offering:          In the event of an Offering in respect of the Mortgage
                         Loan, all representations, warranties and covenants of Borrower made in the Mortgage Loan Documents will be assignable to and inure to the benefit of Lender's successors and assigns. The Client and Borrower shall cooperate in, and shall provide Lender and its related persons with information required or appropriate for, such Offering, including without limitation (i) providing information about the Client, Borrower and the Properties, (ii) cooperating in any site inspections or other diligence, (iii) agreeing to amendments to the Mortgage Loan Documents that do not materially increase the Client's or Borrower's obligations thereunder and (iv) taking any and all other actions that may be requested by Lender to consummate the Offering on such terms and in such form as Lender may determine to be necessary or desirable.
                         Lender shall reimburse Borrower and the Client for their reasonable actual third party out-of-pocket costs
                         (including, without limitation, attorneys' fees) incurred in performing their obligations to Lender in connection with an Offering.

Indemnification:         The Client agrees to the indemnification and other
                         agreements set forth in the Indemnification Agreement attached to this Commitment Letter (the
                         "Indemnification Agreement"), the provisions of which are incorporated into this Commitment Letter by reference and shall survive the termination, expiration or superceding of this Commitment Letter.

Breakup: At any time prior to the funding of the Mortgage Loan, the Client will have the right to replace Lender as first mortgage lender for all three of the Properties, subject to the Client's performance of its obligations under the Fee Letter. If the Client obtains alternative first mortgage financing for any one of the Properties, Lender's commitment to provide financing as set forth herein will terminate.

Attorneys' Fees in
Litigation:              In the event of any litigation, arbitration or other
                         dispute resolution proceedings between the Client, Borrower or their affiliates, on the one hand, and Lender or its affiliates, on the other hand, arising out of or relating to this Commitment Letter or the transaction contemplated hereby, the party prevailing in such litigation, arbitration or proceeding will be entitled to recover from the other party the reasonable attorneys' fees and disbursements incurred by such prevailing party in connection with such litigation, arbitration or proceeding.

No Joint
Venture: Nothing contained in this Commitment Letter (i) will constitute Lender or any of its affiliates as members of any partnership, joint venture, association or other separate entity with Borrower, the Client, their respective affiliates or any other entities, (ii) may be construed to impose any liability as such on Lender, or (iii) constitutes a general or limited agency or may be deemed to confer on either party hereto any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

Joint and Several
Liability:               If the Client is composed of more than one person or
                         entity, each such person or entity will be jointly and severally liable for all obligations of the Client set forth in this Commitment Letter.

Governing Law:           This Commitment Letter is, and the Mortgage Loan
                         Documents will be, governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Entire  Agreement:       This Commitment Letter and all attachments and exhibits
                         hereto (including the Indemnification Agreement and the Fee Letter) contain all of the agreements and understandings of the parties hereto relating to the transaction and the respective obligations of Lender and the Client in connection therewith. All other prior negotiations, proposals, agreements and understandings relating to the subject matter of this Commitment
                         Letter are hereby null and void.

Third Party
Beneficiaries:           It is understood that Lender is being engaged hereunder
                         solely to provide the Mortgage Loan to Borrower and that Lender is not acting as an agent or fiduciary of, and shall have no duties or liabilities to, the equity holders of the Client or any third party in connection with its engagement hereunder.

Closing Date:            The closing date for the Mortgage Loan will be on or
                         prior to December 31, 2000, or as otherwise agreed to by Lender and the Client. If for any reason the closing does not occur on or prior to December 31, 2000, Lender will have the right to terminate its obligations under this Commitment Letter.

Termination:             All obligations of Lender under this Commitment Letter
                         will terminate if the Client obtains first mortgage financing for any or all of the Properties from a financing institution other than Lender.

Survival:                Upon the termination of Lender's obligations under this
                         Commitment Letter pursuant to the "Closing Date" or "Termination" sections above, all obligations of the Client and all rights of Lender under the Indemnification Agreement and Fee Letter, and under the "Brokers," "Confidentiality," "Indemnification,"
                         "Costs," "Attorneys' Fees," "Joint and Several
                         Liability," and "Third Party Beneficiaries" sections of this Commitment Letter, shall survive such termination indefinitely.

Disclosure:              The Client confirms that it has disclosed to Lender all
                         facts known to the Client that might adversely affect any of the Properties and agrees to promptly inform
                         Lender if any such fact becomes known to the Client prior to closing.

Assignment:              The Client will have a one-time right to assign its
                         rights and obligations under this Commitment Letter and the Fee Letter, in whole but not in part, to its affiliate Radiant Ventures I, L.L.C. ("First
                         Assignee"), subject to (i) First Assignee's assuming all of the Client's obligations under this Commitment
                         Letter and the Fee Letter, and (ii) Lender's approval, in its sole and absolute discretion, of the composition and structure of First Assignee. After such assignment and assumption of the Client's rights and obligations under this Commitment Letter and the Fee Letter, the Client will not be released from its obligations under this Commitment Letter and the Fee Letter. In addition,
                         First Assignee, upon its reconstitution into a successor entity having the same structure and capitalization as First Assignee (such reconstituted entity, "Second Assignee"), will have a one-time right to assign its rights and obligations under this Commitment Letter and the Fee Letter, in whole but not in part, to Second Assignee, subject to (i) Second
                         Assignee's assuming all of the Client's and First
                         Assignee's obligations under this Commitment Letter and the Fee Letter, and (ii) Lender's approval, in its sole and absolute discretion, of the composition and structure of Second

                         Assignee. After such assignment and assumption of the Client's and First Assignee's rights and obligations under this Commitment Letter and the Fee Letter from First Assignee to Second Assignee, First Assignee will not be released from its obligations under this Commitment Letter and the Fee Letter. Nothing contained in this paragraph shall modify or waive (i) Lender's right to review and approve, in its sole discretion, the identity, composition and structure of Borrower, or
                         (ii) any of Lender's other review and approval rights contained in this Commitment Letter.

Expiration:              Lender's obligations under this Commitment Letter will
                         expire at 5:00 p.m. New York time, on September 15, 2000, unless originals of this Commitment Letter and the Fee Letter and the Indemnification Agreement, all fully executed by the Client, are telecopied to Lender
                         (telecopy number 212-713-7998) prior to such time, with hard copy delivered to Lender by Fedex at 1285 Avenue of the Americas, New York, New York 10019, Attn: Ms.
                         Laura Kelly.

     We look forward to working with you to successfully close this financing.


                                           Very truly yours,

                                           PW REAL ESTATE INVESTMENTS INC.

                                           By: /s/ James G. Glasgow
                                              ---------------------------
                                              Name:  James G. Glasgow
                                              Title: SVP

ACCEPTED AND AGREED BY CLIENT:

RADIANT PARTNERS, LLC



By: /s/ Daniel Friedman
   ----------------------------
   Name:  Daniel Friedman
   Title: Managing Member

As Individuals



/s/ Daniel Friedman
-------------------------------
Daniel Friedman



/a/ Anne Zahner
------------------------------
Anne Zahner



/s/ David Schonberger
------------------------------
David Schonberger


                                   SCHEDULE 1

                          Adjusted Floating Rates[FN1]


                            Remaining Mortgage Loan
Transferred Principal           Principal Balance                Adjusted Floating Rate
---------------------       -----------------------              ----------------------
    $100,000                     $7.60 million              30-day LIBOR + 242 basis points
    $200,000                     $7.50 million              30-day LIBOR + 235 basis points
    $300,000                     $7.40 million              30-day LIBOR + 227 basis points
    $400,000                     $7.30 million              30-day LIBOR + 218 basis points
    $500,000                     $7.20 million              30-day LIBOR + 210 basis points

---------------
1 This Schedule sets forth the Adjusted Floating Rates that will be payable in connection with Balance Transfers in $100,000 increments. In the event that Lender implements a Balance Transfer other than in a $100,000 increment, the Adjusted Floating Rate will be calculated by interpolation.